Exhibit 21.1

Subsidiary Name	Jurisdiction of Organization / Incorporation
Adient Alaska, LLC	Delaware
Advanced Physical Therapy, LLC	Indiana
Apple Physical Therapy, LLC	Washington
Athletic & Therapeutic Institute of Bourbonnais, LLC	Illinois
Athletic & Therapeutic Institute of Milwaukee, LLC	Illinois
Athletic & Therapeutic Institute of Naperville, LLC	Illinois
ATI Holdings Acquisition, Inc.	Delaware
ATI Holdings Missouri, LLC	Delaware
ATI Holdings of Alabama, LLC	Alabama
ATI Holdings of Arizona, LLC	Delaware
ATI Holdings, Inc.	Delaware
ATI Holdings, LLC	Illinois
Community Rehab of Iowa, LLC	Iowa
Community Rehab, LLC	Nebraska
Erhardt Physical Therapy and Sports Medicine, LLC	Oregon
Greenville Proaxis Therapy, LLC	South Carolina
Ideal Physical Therapy of Texas, LLC	Arizona
MCM Rehabilitation, LLC	Tennessee
McMinnville Physical Therapy & Sports Medicine, LLC	Oregon
Michigan Rehabilitation Specialists of Fowlerville, LLC	Michigan
New Century Rehabilitation, LLC	Nevada
Ohio Centers for Hand and Physical Rehabilitation, LLC	Illinois
Performance Rehabilitation of Western New England, LLC	Massachusetts
Physical Therapy at Dawn, LLC	New Mexico
Proaxis Greenville, LLC	South Carolina
Proaxis Therapy NC, LLC	South Carolina
Proaxis Therapy SC, LLC	South Carolina
Proaxis Therapy, LLC	Delaware
Quantum Physical Therapy Centers - Ypsilanti LLC	Michigan
RSFH-ATI Physical Therapy LLC	Delaware
THI of Nevada at Desert Valley Therapy, LLC	Delaware
Touchstone Holdco LLC	Delaware
Wilco Holdco, Inc.	Delaware
Wilco Intermediate Holdings, Inc.	Delaware
Willamette Spine Center Physical Therapy and Rehabilitation, LLC	Oregon